Exhibit 99.1

CONTACT:

Investors

PondelWilkinson Inc.

Laurie Berman

310-279-5962

lberman@pondel.com

RENTRAK REPORTS SOLID FISCAL 2009 FOURTH QUARTER

AND FULL YEAR FINANCIAL RESULTS

Analysis and Testing Confirm the Ability of Rentrak’s TV Essentials™ to Process

Linear TV Data from Approximately 100 Million Set Top Boxes on a Daily Basis

Company Continues to Generate Strong Earnings Growth

with Fourth Quarter EPS of $0.21, Including Favorable Tax Benefits

PORTLAND, Ore. (June 9, 2009) -- Rentrak Corporation (NASDAQ: RENT) today announced financial results for its fiscal fourth quarter and full year ended March 31, 2009.

Consolidated revenues were $22.3 million for the fourth quarter of fiscal 2009, equal to the fourth quarter of fiscal 2008.

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Revenues in the company’s Advanced Media Information (AMI) division increased more than 16 percent to $3.3 million from $2.8 million for the fiscal 2008 fourth quarter, principally reflecting incremental revenues generated from new and existing customers of the company’s Essentials suite of multimedia measurement services. The AMI segment grew to approximately 15 percent of consolidated revenues and contributed approximately 27 percent of consolidated gross margin dollars in the fourth quarter of fiscal 2009.

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Revenues in the company’s Pay-Per-Transaction® (PPT) division totaled $19.0 million, highly comparable to $19.5 million in the same quarter last year. The slight reduction in PPT division revenues resulted from shipping fewer guaranteed units in the fiscal 2009 fourth quarter.

Selling and administrative expenses were $6.7 million, or approximately 30 percent of revenues, for the fourth quarter of fiscal 2009, compared with $6.6 million, or approximately 30 percent of revenues, for last year’s fiscal fourth quarter. The increase primarily reflects Rentrak’s ongoing investment in its multi screen business development and implementation activities.

As a result, operating income grew to $1.8 million for the fiscal 2009 fourth quarter, compared with $1.6 million in the similar period last year.

Net income improved to $2.2 million, or $0.21 per diluted share, for the fourth quarter of fiscal 2009, including a tax benefit of approximately $866,000, or $0.08 per diluted share, primarily due to related adjustments as the result of completion of a federal tax audit. Net income was $1.7 million, or $0.15 per diluted share, for the fourth quarter of fiscal 2008, including favorable tax adjustments of approximately $560,000, or $0.05 per diluted share,

Rentrak Reports Solid Fiscal 2009 Fourth Quarter and Full Year Financial Results

mostly the result of cumulative tax research and experimentation credits available to Rentrak, primarily related to internally developed software for the company's Essentials multimedia measurement services.

The company generated adjusted EBITDA for the fiscal 2009 fourth quarter of $2.4 million, compared with $2.3 million in the fiscal 2008 same quarter. Rentrak calculates adjusted EBITDA by adjusting GAAP net income (loss) for the effects of taxes, interest, depreciation, amortization and non-cash expense for stock-based compensation. The reconciliation of adjusted EBITDA to net income (loss), the most comparable financial measure based upon generally accepted accounting principles (GAAP), as well as a further explanation about adjusted EBITDA, is included at the end of this earnings release.

Rentrak’s cash, cash equivalents and marketable securities balance grew to $34.5 million at March 31, 2009, from $31.8 million at March 31, 2008.

Fiscal 2009 Full Year Financial Results

Consolidated revenues increased to $95.0 million for fiscal 2009 from $93.2 million for fiscal 2008. AMI division revenues rose approximately 22 percent to $12.6 million from $10.4 million for fiscal 2008, demonstrating continued growth of the company’s Essentials suite of services. Revenues in the company’s PPT division were $82.3 million, closely approximating $82.8 million for the last fiscal year, reflecting stabilization in the company’s legacy business.

Operating income for fiscal 2009 was $5.2 million, compared with $5.6 million in fiscal 2008. Net income increased to $5.4 million, or $0.49 per diluted share, for fiscal 2009 from $4.6 million, or $0.41 per diluted share, last year. Adjusted EBITDA was $7.5 million for fiscal 2009, compared with $8.2 million for fiscal 2008.

The company generated $8.0 million in cash from operating activities in fiscal 2009, compared with $3.1 million in fiscal 2008.

Recent Operating Highlights

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Building on the successful commercial launch of its pioneering linear TV measurement service, TV Essentials, Rentrak entered into new relationships with multiple cable providers and networks, including Charter Communications, the Inspiration Network and HDNet. TV Essentials’ comprehensive suite of research tools enables customers to analyze anonymous audience viewing of programming and advertising across video on demand, DVR, interactive and linear television across all three TV platforms -- cable, satellite and telco. Utilizing proprietary technology to process massive amounts of click-stream data, the TV Essentials system is able to aggregate and report second-by-second information from 100 million digital set-top boxes.

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Solidifying its position as the leader in video on demand (VOD) measurement services, Rentrak added nine new content partners to its OnDemand Essentials® roster of subscribers, including FX, InDemand Networks, Magnolia Pictures and Spike TV.

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Rentrak launched its Digital Download Essentials™ service, which collects, processes, audits and reports on paid entertainment content delivered over the Internet, with measurement partner NBC Universal (NBCU). Digital Download Essentials gives NBCU access to valuable reporting about what television content consumers are purchasing via the Internet as well as the data necessary to make strategic business choices across multiple platforms.

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Through a new partnership with SeaChange International, the leading provider of video on demand and IPTV software, Rentrak and SeaChange will provide a seamless process for dynamic video on demand ad insertion, verification and reporting. Together, the companies will integrate solutions to dramatically improve

Rentrak Reports Solid Fiscal 2009 Fourth Quarter and Full Year Financial Results

the ability of multiple system operators (MSOs), networks and advertisers to monetize VOD advertising on a regional and national basis.

“We posted solid results during the quarter in spite of an ongoing, challenging economy,” said Rentrak Chairman and Chief Executive Officer Paul Rosenbaum. “By continuing to successfully grow revenues and effectively manage costs, and by steadily generating cash and maintaining a strong and flexible balance sheet, we have been able to continue our investment in the company’s future by actively pursuing our current and long-term business goals. Over the next 12 to 15 months, Rentrak will be intently focused on generating increasing revenue streams from our Essentials development activities while creating new and valuable products and services that best serve our customers and industry.

“After spending the last two years attracting key data partners and developing relationships with the country’s largest operators, we are now processing live, linear television data from more than 10 million set top boxes. Even more impressive, internal testing recently confirmed that our TV Essentials architecture is able to process 10 times that amount of data on a daily basis, giving us the unique ability to grow as the amount of available content and number of media distribution platforms also grow,” Rosenbaum continued. “We are just at the very beginning stages of monetizing and reaching the full potential of what we have created, and with the information and experience we’ve gained throughout the development process, we are confident in the company’s ability to successfully market our innovative and pioneering products and services.”

Conference Call

Rentrak has scheduled a conference call for 2:00 p.m. (PT) June 9, 2009 to discuss the company’s fourth quarter financial performance. Shareowners, members of the media and other interested parties may participate in the call by dialing 866-713-8310 from the U.S. or Canada, or 617-597-5308 from international locations, passcode 94631600. This call is being webcast and can be accessed at Rentrak’s web site at www.rentrak.com where it will be archived through June 9, 2010. An audio replay of the conference call is available through midnight June 16, 2009 by dialing 888-286-8010 from the U.S. or Canada, or 617-801-6888 from international locations, passcode 57417123.

About Rentrak Corporation

Rentrak Corporation, based in Portland, Oregon, is an information management company serving clients in the media, entertainment, retail and advertising industries. The company's Entertainment Essentials® suite of services is redefining measurement in the digital broadband era. Entertainment Essentials provides customers with near-real-time, actionable insight into performance of content distributed over a wide variety of modern media technologies. Available by license or subscription, each Entertainment Essentials application allows executives to analyze detailed industry-wide and title-specific data to make decisions that enhance the bottom line and provide competitive advantage. For further information, please visit Rentrak's corporate website at www.rentrak.com.

Safe Harbor Statement

When used in this discussion, the words “anticipates,” “expects,'' “intends'' and similar expressions are intended to identify forward-looking statements. Such statements relate to, among other things, the company’s ability to successfully manage expenses and run its business as efficiently as possible; the ability to successfully grow revenues, effectively manage costs, steadily generate cash and maintain strong and flexible balance sheet; the ability for Rentrak to create new and valuable products and services that best serve the company’s customers and industry; the company’s ability to monetize and reach the full potential of its development activities; and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could affect Rentrak's financial results include customer demand for movies in various media formats subject to company guarantees, the company’s ability to attract new revenue-sharing customers and retain existing customers, the company’s success in maintaining its relationships with studios and other product suppliers, the

Rentrak Reports Solid Fiscal 2009 Fourth Quarter and Full Year Financial Results

company’s ability to successfully develop and market new services to create new revenue streams, and Rentrak’s customers continuing to comply with the terms of their agreements. Additional factors that could affect Rentrak's financial results are described in Rentrak's March 31, 2008 annual report on Form 10-K and subsequent quarterly reports filed with the Securities and Exchange Commission. Results of operations in any past period should not be considered indicative of the results to be expected for future periods.

# # #

(Financial Tables Follow)

Rentrak Reports Solid Fiscal 2009 Fourth Quarter and Full Year Financial Results

Rentrak Corporation and Subsidiaries

Condensed Consolidated Income Statements

(In thousands, except per share amounts)

Unaudited

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2009	2008	2009	2008
Revenue	$22,313	$22,298	$94,966	$93,188
Cost of Sales	13,660	13,987	62,575	61,814
Gross Margin	8,653	8,311	32,391	31,374

Operating expenses:
Selling and administrative	6,706	6,647	26,888	25,683
Asset impairment	136	85	257	85
	6,842	6,732	27,145	25,768

Income from operations	1,811	1,579	5,246	5,606

Other income (expense):
Interest income	346	301	1,110	1,517
Interest expense	—	(3)	(2)	(10)
Other income	—	144	—	144
	346	442	1,108	1,651

Income before income taxes	2,157	2,021	6,354	7,257
Provision for income taxes	(90)	332	991	2,663
Net income	$2,247	$1,689	$5,363	$4,594

Basic net income per share	$0.21	$0.16	$0.51	$0.43

Diluted net income per share	$0.21	$0.15	$0.49	$0.41

Shares used in per share calculations:
Basic	10,481	10,684	10,561	10,728
Diluted	10,914	11,110	11,047	11,227

Rentrak Reports Solid Fiscal 2009 Fourth Quarter and Full Year Financial Results

Rentrak Corporation and Subsidiaries

Consolidated Balance Sheets

(In thousands, except per share amounts)

Unaudited

	March 31,
	2009	2008
Assets
Current Assets:
Cash and cash equivalents	$4,601	$26,862
Marketable securities	29,874	4,986
Accounts receivable, net of allowances for
doubtful accounts of $597 and $572	15,970	15,032
Note receivable	436	396
Advances to program suppliers, net of program
supplier reserves of $21 and $17	90	95
Taxes receivable and prepaid taxes	1,231	1,455
Deferred income tax assets	135	253
Other current assets	870	1,296
Total Current Assets	53,207	50,375

Property and equipment, net of accumulated
depreciation of $9,472 and $7,731	6,128	6,145
Other assets	543	629
Total Assets	$59,878	$57,149

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$6,738	$6,768
Accrued liabilities	499	671
Deferred rent, current portion	96	90
Accrued compensation	1,100	930
Deferred revenue	1,530	873
Total Current Liabilities	9,963	9,332

Deferred rent, long-term portion	982	989
Deferred income tax liabilities	714	226
Taxes payable, long-term	1,242	1,965
Notes payable	—	965
Total Liabilities	12,901	13,477

Commitments and Contingencies	—	—

Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000
shares authorized; none issued	—	—
Common stock, $0.001 par value; 30,000
shares authorized; shares issued and outstanding:
10,421 and 10,605	11	11
Capital in excess of par value	45,504	47,189
Accumulated other comprehensive income (loss)	(203)	170
Retained earnings (accumulated deficit)	1,665	(3,698)
Total Stockholders’ Equity	46,977	43,672
Total Liabilities and Stockholders’ Equity	$59,878	$57,149

Rentrak Reports Solid Fiscal 2009 Fourth Quarter and Full Year Financial Results

Rentrak Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

Unaudited

	For the Year Ended March 31,
	2009	2008	2007
Cash flows from operating activities:
Net income	$5,363	$4,594	$5,887
Adjustments to reconcile net income to net cash flows
provided by operating activities:
Tax benefit (expense) from stock-based compensation	(31)	493	844
Depreciation and amortization	1,750	1,433	1,736
Loss on disposal of fixed assets	—	14	37
Gain on liquidation of foreign investment	—	(144)	—
Reserve on capitalized software projects	257	85	—
Amortization of discount on marketable securities	—	—	(421)
Adjustment to allowance for doubtful accounts	25	(27)	—
Stock-based compensation	487	975	856
Excess tax benefits from stock-based compensation	(8)	(272)	(358)
Deferred income taxes	661	(283)	679
Options granted to non-employee	—	—	39
(Increase) decrease in:
Accounts receivable	(1,096)	4,665	(1,759)
Note receivable issued to customer	20	(11)	—
Advances to program suppliers	17	132	59
Interest and dividends receivable	(106)	4	35
Taxes receivable and prepaid taxes	224	(1,423)	32
Other current assets	470	(656)	(162)
Increase (decrease) in:
Accounts payable	50	(6,944)	(1,786)
Taxes payable	(723)	636	972
Accrued liabilities and compensation	3	(556)	(2,079)
Deferred rent	(7)	(61)	1,140
Deferred revenue and other liabilities	659	424	12
Net cash provided by operating activities	8,015	3,078	5,763

Cash flows from investing activities:
Purchase of marketable securities	(30,000)	—	(6,852)
Maturity of marketable securities	4,986	17,119	—
Purchase of property and equipment	(2,954)	(2,568)	(3,233)
Proceeds from sale of assets	1	—	—
Note receivable payments received	—	—	183
Net cash provided by (used in) investing activities	(27,967)	14,551	(9,902)

Cash flows from financing activities:
Proceeds from notes payable	—	—	955
Issuance of common stock	150	889	465
Excess tax benefits from stock-based compensation	8	272	358
Repurchase of common stock	(2,291)	(3,253)	(1,948)
Net cash used in financing activities	(2,133)	(2,092)	(170)

Effect of foreign exchange translation on cash	(176)	(26)	(6)

Increase (decrease) in cash and cash equivalents	(22,261)	15,511	(4,315)

Cash and cash equivalents:
Beginning of year	26,862	11,351	15,666
End of year	$4,601	$26,862	$11,351

Supplemental cash flow information:
Cash paid during the year for income taxes, net of refunds received	$809	$3,240	$3,356

Supplemental non-cash information:
Common stock withheld in payment of exercise price for stock options and warrants	$51	$208	$1,762
Deferred gain related to forgiven loan for capital assets	967	—	—
Unrealized losses on investments, net of tax of $55	74	—	—
Accounts Receivable converted to Note Receivable	60	—	385

Rentrak Reports Solid Fiscal 2009 Fourth Quarter and Full Year Financial Results

Rentrak Corporation

Reconciliation of GAAP and Non-GAAP Financial Measures

Adjusted EBITDA

(Unaudited)

(in thousands)

	For the Three Months		For the Twelve Months
	Ended March 31,		Ended March 31,
	2009	2008	2009	2008
Net Income	$2,247	$1,689	$5,363	$4,594
Adjustments:
Provision (benefit) for income taxes	(90)	332	991	2,663
Interest income, net	346	298	1,108	1,507
Depreciation and amortization	494	390	1,750	1,433
Stock based compensation	94	222	487	975

Adjusted EBITDA	$2,399	$2,335	$7,483	$8,158

About Adjusted EBITDA

From time to time, we may refer to Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization and Stock Based Compensation) in our conference calls and discussions with analysts in connection with our reported historical financial results. Adjusted EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles (“GAAP”), is not derived in accordance with GAAP and should not be considered by the reader as an alternative to net income (the most comparable GAAP financial measure to Adjusted EBITDA). The reconciliation of GAAP and Non-GAAP financial measures for the three and twelve month periods ended March 31, 2009 is included in the above table. Management of the Company believes that Adjusted EBITDA is helpful as an indicator of the current financial performance of the Company and its capacity to operationally fund capital expenditures and working capital requirements. Due to the nature of the Company’s internally-developed software policies and the Company’s use of stock based compensation, the Company incurs significant non-cash charges for depreciation, amortization and stock based compensation expense that may not be indicative of its operating performance from a cash perspective. Therefore, the Company believes that using the measure of Adjusted EBITDA will help provide a better understanding of the Company’s underlying financial performance and ability to generate cash flows from operations.